EXHIBIT 10.45

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                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                             AMT/BEAMAN CORPORATION
                                 AS "PURCHASER"

                                       AND

                       AMERICAN MODULAR TECHNOLOGIES, LLC

                                       AND

                               BEAMAN CORPORATION
                            COLLECTIVELY, AS "SELLER"




                          DATED AS OF NOVEMBER 26, 1996





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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.   DEFINITIONS ..........................................................    1

II.  PURCHASE AND SALE OF ASSETS ..........................................    4
     Section 2.1.     Purchase and Sale of the Assets .....................    4
     Section 2.2.     Excluded Assets .....................................    5
     Section 2.3.     Assumption of Liabilities ...........................    6
     Section 2.4.     Excluded Liabilities ................................    6
     Section 2.5.     Closing .............................................    8
     Section 2.6.     Purchase Price ......................................    8
     Section 2.7.     Post Closing Adjustments ............................    9
     Section 2.8.     Delivery of Purchase Price and Transfer of Assets ...   10
     Section 2.9.     Allocation of Purchase Price ........................   12
     Section 2.10.    Third Party Consents ................................   12
     Section 2.11.    Further Assurances, Etc. ............................   12

III.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER ....................   13
     Section 3.1.     Representations and Warranties Accurate .............   13
     Section 3.2.     Performance by Seller ...............................   13
     Section 3.3.     Authorization .......................................   13
     Section 3.4.     Certificate .........................................   13
     Section 3.5.     Opinion of Counsel ..................................   13
     Section 3.6.     Legal Prohibition ...................................   13
     Section 3.7.     Legislation .........................................   14
     Section 3.8.     Consents and Approvals ..............................   14
     Section 3.9.     No Material Adverse Change ..........................   14
     Section 3.10.    Governmental Licenses ...............................   14
     Section 3.11.    Closing Matters .....................................   15
     Section 3.12.    Instruments of Transfer, Conveyance and Assignment ..   15
     Section 3.13.    Title ...............................................   15
     Section 3.14.    Lender Approval .....................................   16
     Section 3.15.    [Deleted] ...........................................   16
     Section 3.16.    Accounts Payable Aging Report .......................   16
     Section 3.17.    Delivery of Secretary's Certificate .................   17
     Section 3.18.    Account Receivable Schedule .........................   17

IV.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER ........................   17
     Section 4.1.     Representations and Warranties Accurate .............   17
     Section 4.2.     Performance by Purchaser ............................   17
     Section 4.3.     Authorization .......................................   17
     Section 4.4.     Certificate .........................................   18
     Section 4.5.     Opinion of Counsel ..................................   18
     Section 4.6.     Legal Prohibition ...................................   18


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     Section 4.7.     Delivery of Secretary's Certificate .................   18

V.   REPRESENTATIONS AND WARRANTIES OF SELLER .............................   18

     Section 5.1.     Organization and Qualification/Ownership of Seller ..   18
     Section 5.2.     Due Authorization ...................................   18
     Section 5.3.     No Conflict .........................................   19
     Section 5.4.     Equity Investments ..................................   20
     Section 5.5.     Title to Properties .................................   20
     Section 5.6.     Real Property; Encumbrances .........................   20
     Section 5.7.     Environmental Matters ...............................   23
     Section 5.8.     Financial Statements and Related Matters ............   25
     Section 5.9.     Absence of Undisclosed Liabilities ..................   26
     Section 5.10.    Absence of Certain Changes or Events ................   26
     Section 5.11.    Insurance ...........................................   27
     Section 5.12.    Contracts, Obligations and Commitments ..............   28
     Section 5.13.    Litigation ..........................................   29
     Section 5.14.    Compliance with Law .................................   30
     Section 5.15.    Licenses; Registrations; Permits; Etc. ..............   30
     Section 5.16.    Labor Matters .......................................   31
     Section 5.17.    Personnel; Employee Plans ...........................   31
     Section 5.18.    Intellectual Property ...............................   32
     Section 5.19.    Property to Operate Business ........................   33
     Section 5.20.    Related Transactions ................................   33
     Section 5.21.    Brokers .............................................   33
     Section 5.22.    AccountsEReceivable .................................   33
     Section 5.23.    Product Warranties ..................................   33
     Section 5.24.    Taxes ...............................................   33
     Section 5.25.    Suppliers and Customers .............................   34
     Section 5.26.    Beaman Corporation ..................................   35
     Section 5.27.    Disclosure ..........................................   35

VI.   REPRESENTATIONS AND WARRANTIES OF PURCHASER .........................   35
     Section 6.1.     Organization ........................................   35
     Section 6.2.     Due Authorization ...................................   35
     Section 6.3.     No Conflict .........................................   36
     Section 6.4.     Disclosure ..........................................   36

VII.  AGREEMENTS PENDING CLOSING ..........................................   37

     Section 7.1.     Conduct and Preservation of Business ................   37
     Section 7.2.     Access to Information ...............................   37
     Section 7.3.     Filings and Authorizations ..........................   37
     Section 7.4.     Public Announcements ................................   38
     Section 7.5.     Schedules ...........................................   38
     Section 7.6.     Notice of Developments ..............................   38
     Section 7.7.     Updated Financial Statements ........................   38
     Section 7.8.     No Shopping .........................................   38


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     Section 7.9.     Rally Buildings .....................................   39
 .................
VIII.  POST-CLOSING MATTERS ...............................................   39
     Section 8.1.     Hiring of Employees .................................   39
     Section 8.2.     Use of Name .........................................   40
     Section 8.3.     Non-Competition/Non-Solicitation ....................   40
     Section 8.4.     Subrogation of Purchaser ............................   40
     Section 8.5.     Payments Received ...................................   40
     Section 8.6.     Collection of Accounts Receivable/Payment of Trade
                        Payables ..........................................   41
     Section 8.8.     Payment of Liabilities ..............................   42
     Section 8.9.     Sharing of Data .....................................   42
     Section 8.10.    Change in Name ......................................   42

IX.   INDEMNIFICATION .....................................................   43

     Section 9.1.     Survival of Representations and Warranties ..........   43
     Section 9.2.     Seller's Indemnity ..................................   43
     Section 9.3.     Purchaser's Indemnity ...............................   44
     Section 9.4.     Limitations .........................................   44
     Section 9.5.     Notice and Defense of Claims ........................   44
     Section 9.6.     Payment/Reimbursement ...............................   45

X.   TERMINATION ..........................................................   46
     Section 10.1.    Termination Events ..................................   46
     Section 10.2.    Effect of Termination ...............................   46

XI.   MISCELLANEOUS .......................................................   47
     Section 11.1.    Expenses ............................................   47
     Section 11.2.    Risk of Loss ........................................   47
     Section 11.3.    Brokers' and Finders' Fees ..........................   48
     Section 11.4.    Amendment ...........................................   48
     Section 11.5.    Entire Agreement; Assignment ........................   48
     Section 11.6.    Headings ............................................   48
     Section 11.7.    Notices .............................................   49
     Section 11.8.    Severability ........................................   50
     Section 11.9.    Waiver ..............................................   50
     Section 11.10.   Counterparts ........................................   50
     Section 11.11.   Governing Law .......................................   50
     Section 11.12.   Third Parties                                           50


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                                    EXHIBITS

Exhibit 2.8 Bill of Sale and Assumption Agreement
Exhibit 3.5 Opinion of Seller's Counsel
Exhibit 4.5 Opinion of Purchaser's Counsel

                                    SCHEDULES

Schedule 2.1(a)       Real Property
Schedule 2.1(b)       Fixed Assets
Schedule 2.1(d)       Asset Leases
Schedule 2.1(g)       Intellectual Property
Schedule 2.1(h)       Licenses/Permits
Schedule 2.1(i)       Prepaid Expenses
Schedule 2.2(c)       Rally's Buildings
Schedule 2.2(d)       Trucks
Schedule 2.2(e)       Causes of Action
Schedule 2.3(a)       Accounts Payable Aging Report
Schedule 2.4(i)       Liabilities
Schedule 2.9          Allocation of Purchase Price
Schedule 3.8          Material Assumed Contracts
Schedule 5.1          Foreign Qualifications
Schedule 5.3          Conflicts
Schedule 5.5          Permitted Liens
Schedule 5.6          Real Property
Schedule 5.7          Environmental Matters
Schedule 5.8          Financial Statements
Schedule 5.9          Undisclosed Liabilities
Schedule 5.10         Certain Changes or Events
Schedule 5.11         Insurance
Schedule 5.12         Contract Exceptions
Schedule 5.13         Litigation
Schedule 5.15         Licenses; Registrations; Permits; Etc.
Schedule 5.16         Labor Matters
Schedule 5.17         Personnel; Employee Plans
Schedule 5.18         Intellectual Property
Schedule 5.19         Property
Schedule 5.20         Related Transactions
Schedule 5.22         Accounts Receivable
Schedule 5.23         Product Warranties
Schedule 5.24         Taxes
Schedule 5.25         Suppliers and Customers
Schedule 5.26         Beaman Corporation
Schedule 6.3          Conflicts
Schedule 8.6          Trade Payables


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                              ACQUISITION AGREEMENT

      Acquisition Agreement, dated as of November 26, 1996, by and among AMT/Beaman Corporation, a Delaware corporation ("Purchaser"), and American Modular Technologies, LLC ("AMT"), a Texas limited liability company, and Beaman Corporation, a North Carolina corporation ("Beaman" and together with AMT, "Seller").

      WHEREAS, Purchaser desires to purchase, and Seller desires to sell, all of the assets used or useful in connection with the conduct of the Business (as defined herein); and

      WHEREAS, in order to effectuate the sale and purchase of the Business as described herein, Seller shall sell and Purchaser shall purchase substantially all the assets, properties and rights of Seller used in the Business as a going concern, all upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein, the parties hereto agree as follows:

                                 I. DEFINITIONS

      The following terms shall have the following respective meanings for all purposes of this Agreement:

            "Account" has the meaning set forth in Section 2.6(a).

            "Accounts Receivable" has the meaning set forth in Section 3.18.

            "Acquisition  Transaction"  has the  meaning  set forth in Section
7.8.

            "Adjusted  Net Book  Value" has the  meaning  set forth in Section
2.7(f).

            "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes hereof, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

            "Agreement" means this Acquisition Agreement, as it may be from time to time amended.

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            "Assets" has the meaning set forth in Section 2.1.

            "Assumed Contracts" has the meaning set forth in Section 5.12.

            "Assumed Liabilities" has the meaning set forth in Section 2.3.

            "Bill of Sale" has the meaning set forth in Section 2.8(b).

            "Business" means the business conducted by Seller at its Liberty, North Carolina manufacturing facility.

            "Closing" means the completion of the acquisition of the Assets pursuant to this Agreement.

            "Closing Date" means the date the Closing takes place.

            "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

            "Employee Plan" has the meaning set forth in Section 5.17.

            "Employees" has the meaning set forth in Section 8.1.

            "Environmental Laws" has the meaning set forth in Section 5.7.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" has the meaning set forth in Section 5.17.

            "Excluded Assets" has the meaning set forth in Section 2.2.

            "Excluded Liabilities" has the meaning set forth in Section 2.4.

            "Fixed Assets" has the meaning set forth in Section 2.1(b).

            "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.

            "Intellectual Property" means all industrial and intellectual property rights, including without limitation patents, patent applications, patent rights, trademarks, trademark applications, tradenames (including, without limitation, "Beaman"), service marks, service mark applications, copyrights, know-how, franchises, licenses, trade secrets, proprietary processes and formulae, methods, plans, research data, marketing plans and strategies, forecasts, product designs, fabrication data, research and development, operating rights, software (including without limitation all


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source codes and object codes), permits and other similar intangible property and rights relating to the Business.

            "Interim Balance Sheet" has the meaning set forth in Section 5.8.

            "Interim  Balance Sheet Date" has the meaning set forth in Section
5.8.

            "Inventory" has the meaning set forth in Section 2.1(c).

            "Laws" has the meaning set forth in Section 5.6.

            "Licenses" has the meaning set forth in Section 3.10.

            "Material Assumed Contracts" means the Assumed Contracts set forth in Section 3.8. hereto.

            "Person" means an individual, partnership, corporation, limited liability company, joint venture, unincorporated organization, trust, other legal entity, cooperative or a governmental entity or agency thereof.

            "Permitted  Exceptions"  has the  meaning  set  forth  in  Section
3.13(a).

            "Permitted Liens" has the meaning set forth in Section 5.5.

            "Rally Buildings" has the meaning set forth in Section 2.2(c).

            "Real Property" has the meaning set forth in Section 2.1(a).

            "Taxes" has the meaning set forth in Section 5.24.

            "Title Company" has the meaning set forth in Section 3.13(a).

            "Title Exceptions" has the meaning set forth in Section 3.13(b).

            "Trade Payables" has the meaning set forth in Section 2.4(b).

            "Warranty Deed" has the meaning set forth in Section 2.8(b).

            "Warranty Deposit" has the meaning set forth in Section 2.6(a).

            "Warranty  Liabilities"  has the  meaning  set  forth  in  Section
2.4(o).


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                         II. PURCHASE AND SALE OF ASSETS

      Section 2.1. Purchase and Sale of the Assets. At the Closing, upon the terms and subject to the terms and conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Purchaser, effective as of the Closing, and Purchaser shall purchase and acquire from Seller, all of the properties, assets and rights of Seller used or useful in connection with the Business, of every kind and description, real, personal and mixed, tangible and intangible, wherever located, except the Excluded Assets, free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind other than the Permitted Liens (collectively, the "Assets"). Without limiting the generality of the definition of the Assets being purchased by Purchaser, the Assets shall include the following:

            (a) all real property and interests therein of Seller used or held for use in the conduct of the Business and more fully described in Schedule 2.1(a) and all buildings, structures and improvements located thereon and appurtenances attached thereto including, without limitation, all air rights, subsurface rights, water rights, wells and all appurtenant development rights, if any, or easements, licenses, privileges, variances and other agreements used by Seller in the Business as presently conducted (the "Real Property");

            (b) all machinery, equipment, inventory, molds, assembly machinery, fixtures, computers, computer hardware and software, tools, supplies, construction in progress, furniture, vehicles and other tangible personal property and assets of Seller related to the Business, all of which are described on Schedule 2.1(b), including without limitation Seller's rights under warranties (expressed and implied) relating thereto (the "Fixed Assets");

            (c) all Seller's inventories of raw material, work in progress, finished products, supplies, catalogs and promotional and marketing materials used in the conduct of the Business (the "Inventory");

            (d) all the interest of, and the rights and benefits accruing to, Seller as lessee under all leases or rental agreements covering machinery, equipment (including office equipment), computer hardware, tools, supplies, furniture and fixtures, vehicles and other tangible assets used in the Business including, without limitation, those described in Schedule 2.1(d);

            (e) all of the rights and benefits accruing to Seller under all Assumed Contracts;

            (f) all currently existing operating data and records of Seller relating to the Business, including without limitation, lists of all currently existing customers and all customer records, research and development reports and records, production reports and records, standard operating procedures, schematics, equipment logs, operating guides and manuals, part lists and specifications, vendor lists, copies of


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personnel records of the Employees, correspondence and other similar documents and records relating to the foregoing;

            (g) all of the Intellectual Property of Seller, including, without limitation, all such property and rights listed in Schedule 2.1(g);

            (h) all licenses, permits, approvals, qualifications, consents and other authorizations necessary for the lawful conduct, ownership and operation of the Business including, without limitation, those listed on Schedule 2.1(h), other than those licenses, permits, approvals, qualifications, consents and other authorizations which by law are not transferable, as so indicated on
Schedule 2.1(h);

            (i) all prepaid expenses, advances and deposits arising in the conduct of the Business, other than prepaid premiums related to insurance policies, all of which are listed on Schedule 2.1(i);

            (j) all goodwill and going concern value of the Business, including without limitation, the right to use, the names "Beaman" and "American Modular Technologies" and any derivatives thereof used by Seller;

            (k) all interests in and to telephone, telex and telecopier numbers and all listings in all telephone books and directories;

            (l) all stationery, forms, labels, catalogs, brochures, art work, photographs and advertising material;

            (m) all rights in and to insurance and indemnity claims, chooses in action, judgments, claims, demands and other rights of the Business or Seller (solely as it relates to the Business) against third parties (other than claims, chooses in action, judgments, claims, demands and other rights which are Excluded Assets or relate to Excluded Liabilities);

            (n) all assignable federal, state and local governmental licenses, permits, authorizations and approvals, if any, of, or relating to, the Business; and

            (o) lockbox account #___________________________________ at
NationsBank.

      Section 2.2. Excluded Assets. Anything to the contrary in Section 2.1 notwithstanding, the Assets shall exclude and Purchaser shall not purchase the following property and assets used by Seller in connection with the conduct of the Business (collectively, the "Excluded Assets"):

            (a) all Accounts Receivable and all cash or cash equivalents in transit, in hand or in bank accounts arising in the conduct of the Business;


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            (b) the corporate minute books, stock books, tax returns or other records (other than the records relating to the Business included in the Assets pursuant to Section 2.1(f) hereof) of Seller;

            (c) all buildings constructed for Rally's Hamburgers, Inc. which are located on the Real Property, as more fully described on Schedule 2.2(c) (the "Rally Buildings"), it being understood that Seller does not own the Rally Buildings;

            (d) the trucks, and the leases related thereto, as more fully described on Schedule 2.2(d);

            (e) the causes of action against Seller's former employees, as set forth on Schedule 2.2(e);

            (f) all real property owned or leased by Seller which is located in South Carolina or California;

            (g) all prepaid expenses, advances and deposits arising in the conduct of the Business, other than those set forth on Schedule 2.1(i); and

            (h) the rights which accrue or will accrue to Seller under this Agreement.

      Section 2.3. Assumption of Liabilities. At the Closing, upon the terms and subject to the conditions contained herein, simultaneously with the transfer, conveyance and assignment to Purchaser of the Assets, Purchaser shall assume, effective as of the Closing, and discharge in accordance with their terms, only the obligations and liabilities of Seller under the Assumed Contracts to the extent that they shall remain uncompleted and outstanding at the Closing Date; provided, however, Purchaser expressly does not assume (i)Eany liabilities, duties or obligations of Seller under any Assumed Contracts which are performable or have arisen or may arise with respect to provisions of or any breaches of such contracts or agreements occurring before the Closing Date, or
(ii)Eany damages or other sums that may be or become payable to third parties resulting from acts, events or omissions of any party under the Assumed Contracts occurring before the Closing Date. For convenience of reference, the foregoing liabilities and obligations of Seller being assumed by Purchaser are collectively referred to herein as the "Assumed Liabilities".

      Section 2.4. Excluded Liabilities. Purchaser shall not assume, pay, discharge, become liable for or perform when due, and Seller shall not cause Purchaser so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Seller of any nature whatsoever other than the Assumed Liabilities. Without limitation of the foregoing, Purchaser shall not assume, pay or discharge, and shall not be liable for any liability, commitment or expense of Seller as a result of or arising from any of the following (collectively, the "Excluded Liabilities"):


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            (a) Seller's obligations and any liabilities arising under or related to this Agreement;

            (b) trade payables and similar liabilities incurred in the ordinary course of the Business prior to the Closing Date (collectively, "Trade Payables");

            (c) any obligation of Seller for federal, state, local or foreign tax liability (including interest, penalties or additions to tax relating thereto) arising from the operation of the Business or ownership of the Assets up to the Closing Date or arising out of the consummation of the transactions contemplated hereby (including, without limitation, the sale by Seller of the Assets pursuant hereto);

            (d) any obligation of Seller for expenses incurred in connection with the sale of the Assets pursuant hereto including, without limitation, the fees and expenses of its counsel and independent auditors;

            (e) any liability or obligation including, without limitation, any liability for Seller's attorney's fees or expenses, relating to or arising out of any action, suit, claim, investigation, legal or administrative or arbitration proceeding or judgment, decree, injunction or order disclosed in
Schedule 5.13;

            (f) any liability, contract, commitment or other obligation of Seller, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or which Purchaser is not assuming hereunder;

            (g) any liabilities or obligations of Seller under any contracts or agreements relating to the Excluded Assets;

            (h) any liabilities or obligations of Seller to any Affiliate thereof;

            (i) any liabilities or obligations of Seller for borrowed money and guarantees of borrowed money or letters of credit, except as set forth on
Schedule 2.4(i);

            (j) any liability, obligation, claim or demand of any nature whatsoever (including, without limitation, any liability, obligation, claim or demand in respect of personal injury, property damage, workers' or workmen's compensation, grievance proceeding or actual or threatened litigation, suit, claim, demand or governmental proceeding) arising out of the conduct of the Business prior to the Closing Date including, without limitation, liabilities and obligations arising out of transactions entered into prior to the Closing Date, any action or inaction prior to the Closing Date or any state of facts existing prior to the Closing Date (regardless of when asserted), not expressly assumed by Purchaser pursuant to this Agreement;


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            (k) any liability or obligation to any employee or former employee of Seller or to any third party, under any pension, insurance, bonus, profit-sharing or other employee benefit plan or arrangement or any obligation relating to salaries, bonuses, vacation or severance pay, or any obligation under any statute, rule or regulation, including without limitation, ERISA;

            (l) any liability, contract, commitment or other obligation of Seller, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or which Purchaser is not assuming hereunder;

            (m) FICA and other employee withholding taxes;

            (n) any liability or obligation to any broker, finder, consultant, investment banker or other intermediary engaged by Seller in connection with the sale of all or any portion of the Business; and

            (o) liabilities and obligations of Seller under warranties given in respect of products manufactured or sold prior to the Closing Date ("Warranty Liabilities")

      Section 2.5. Closing. Subject to the provisions of Articles III and IV hereof, the Closing shall take place at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Articles III and IV hereof (other than the delivery of the officers' certificates and opinions referred to therein and other than any conditions which are waived in accordance with said Articles) or such other time, place or date as the Seller and Purchaser may mutually agree. Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 2.5 shall not, except as permitted by Article X hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

            Section 2.6. Purchase Price. The aggregate purchase price for the Assets shall be as follows:

                  (a) $1,800,000, of which $1,700,000 shall be paid by Purchaser to Seller at the Closing (the "Fixed Payment") and $100,000 (the "Warranty Deposit") shall be deposited in a bank account to be established by Seller at Eufaula Bank and Trust Company (the "Account");

                  (b) an amount in cash equal to the Adjusted Net Book Value of the Inventory; and

                  (c) Purchaser's assumption of the Assumed Liabilities.


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      The amount of cash to be paid to Seller at Closing shall be reduced by the amount set forth on Schedule 2.4(i).

      Section 2.7. Post Closing Adjustments. (a) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a good faith estimate, prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied in a manner consistent with the preparation of the financial statements referred to in Section 5.8 hereof, except as otherwise expressly provided below, and accompanied by a certificate of the chief financial officer of Seller to that effect, of the aggregate amount of the Adjusted Net Book Value of the Inventory determined in accordance with clause (f) below (the "Estimated Amount") as of the Closing Date.

            (b) At Closing, Purchaser shall (i) deliver to Seller an amount equal to 80% of the Estimated Amount (the "Initial Payment Amount") and (ii) cause the Account to be credited with an amount equal to 20% of the Estimated Amount (the "Remaining Amount").

            (c) On or about the Closing Date, Seller and Purchaser shall jointly conduct a physical count of all Inventory as of such date. The physical count of the Inventory shall be conducted in accordance with procedures to be mutually agreed upon by the parties. To the extent such count takes place on a day other than the Closing Date, the physical count shall be adjusted for receipts and usages of Inventory between the date of the physical count and the Closing Date. As promptly as practicable thereafter, but in no event more than thirty (30) days following the Closing Date, Purchaser shall prepare or cause to be prepared and shall deliver to Seller a reasonably detailed statement setting forth the Adjusted Net Book Value of the Inventory, determined in accordance with clause
(f) below (the "Purchaser Statement"). Unless within thirty (30) days after its receipt of the Purchaser Statement Seller shall deliver to Purchaser a reasonably detailed statement describing its objections to the Purchaser Statement (a "Statement of Objection"), the amount of the Adjusted Net Book Value of the Inventory determined in accordance with this clause (c) shall be final and binding on the parties hereto and the Purchaser Statement shall be the final statement hereunder (the "Closing Date Statement").

            (d) If Seller shall deliver to Purchaser a timely Statement of Objection, Purchaser and Seller shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and Seller shall set forth the Adjusted Net Book Value of the Inventory on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after Seller has submitted its Statement of Objection, any remaining disputes shall be resolved by a firm of independent accountants (the "Reviewing Accountants") selected jointly by the parties' independent accounting firms. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the Net Book Value of the Inventory (the "Accountant Statement"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.

            (e) Seller and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. Seller and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.7, including Purchaser's preparation of and Seller's review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

            (f) The "Adjusted Net Book Value" shall be equal to the tangible net book value of the Inventory, less mutually agreed upon reserves for slow moving, obsolete and damaged goods, as set forth on the Closing Date Statement. The Closing Date Statement shall be prepared in accordance with GAAP applied in a manner consistent with the financial statements referred to in Section 5.8 hereof, except as otherwise expressly set forth in this Section 2.7.

            (g) If the Adjusted Net Book Value set forth in the Closing Date Statement exceeds the Initial Payment Amount, Seller and Purchaser shall distribute to Seller in cash out of the Remaining Amount the amount of such excess and to Purchaser the remainder, if any, of the Remaining Amount. Interest earned on the Remaining Amount in the Account shall be distributed to Seller and Purchaser in proportion to the amount of the Remaining Amount paid to each of them, as the case may be.

            (h) If the Adjusted Net Book Value set forth in the Closing Date Statement is less than the Initial Payment Amount, Seller shall pay the difference to Purchaser in immediately available funds, plus interest on such amount from the Closing Date to the date of payment at the rate of 8% per annum. In such event, Seller and Purchaser shall pay the Remaining Amount to Purchaser.

            (i) If the Adjusted Net Book Value set forth in the Closing Date Statement exceeds the Estimated Amount, then, in addition to distribution of the Remaining Amount pursuant to clause (g) above, Purchaser shall pay the difference to Seller in immediately available funds, plus interest on such amount from the Closing Date to the date of payment at the rate of 8% per annum.

            (j) The Remaining Amount may only be disbursed from the Account upon the signature of one each of the Seller's Representatives and the Purchaser's Representatives.

      Section 2.8. Delivery of Purchase Price and Transfer of Assets. (a) On the Closing Date, Purchaser shall deliver (i) to Seller the Fixed Payment and the Initial

Payment Amount by wire transfer of immediately available federal funds to an account specified by Seller at least two business days prior to Closing and (ii) the Warranty Deposit to the Account.

            (b) At the Closing, Seller shall deliver to Purchaser (A) a Bill of Sale and Assumption Agreement, substantially in the form of Exhibit 2.8 hereof (the "Bill of Sale"), (B) a special warranty deed to the Real Property, subject to the exceptions permitted by this Agreement or otherwise approved by Purchaser (the "Warranty Deed"), (C) duly executed title and transfer documents covering any of the Assets for which there exists a certificate of title (provided, however, that certificates of title for the vehicles set forth on Schedule 2.1(b) shall be delivered to Purchaser on, or prior to, December 6, 1996),
(D) duly executed assignments covering any of the Intellectual Property, in form and substance reasonably acceptable to Purchaser and in recordable form as appropriate, and (E) such other deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets including, without limitation, (i) good and valid title in and to all of the Assets owned by Seller, (ii) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (iii) subject to Section 2.10 hereof, all of Seller's rights under all Assumed Contracts and, simultaneously with such delivery, all such steps will be taken as may reasonably be required to put Purchaser in actual possession and operating control of the Assets.

            (c) At the Closing, closing costs shall be paid and prorations made as follows:

                  (i) Closing Costs. Purchaser and Seller shall each pay their own attorneys' fees. Seller shall pay documentary transfer taxes and recording charges customarily paid by Seller. Purchaser shall pay recording costs customarily paid by Purchaser and any costs for any title insurance coverage desired by Purchaser.

                  (ii) Prorations.

                        (A) Taxes. Real and personal property taxes and general
                  and special assessments shall be prorated through the Closing Date on the basis of the fiscal year for such taxes and assessments. If the Closing Date shall occur before the real or personal property tax rate for such fiscal year is fixed, the apportionment of taxes shall be made on the basis of the taxes assessed for the preceding fiscal year. After the real and personal property taxes are finally fixed for the fiscal year in which the Closing Date occurs, Seller and Purchaser shall make a recalculation of the apportionment of such taxes, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation. The provisions of this clause shall survive the Closing.

                        (B) Utilities. Charges and assessments for sewer and
                  water and other utilities, including charges for consumption of electricity, steam and gas and any other receipts or charges which Purchaser has accepted hereunder, as applicable, and the value of fuel stored on the Real Property, at the price charged by Seller's supplier including any taxes, shall be apportioned by Purchaser and Seller as of the Closing Date.

                        (C) Lease and Contract Payments. Payments by Seller
                  under the leases and contracts set forth on Schedule 2.1(d) shall be apportioned by Purchaser and Seller as of the Closing Date.

      Section 2.9. Allocation of Purchase Price. The Purchase Price shall be allocated in its entirety among the Assets in accordance with Schedule 2.9 hereto and as required by Section 1060 of the Code. Seller and Purchaser shall file all information and tax returns (and any amendments thereto) in a manner consistent with this Section 2.9 and Section 1060 of the Code and comply with the applicable information reporting requirements of Section 1060 of the Code. If, contrary to the intent of the parties hereto as expressed in this
Section 2.9, any taxing authority makes or proposes an allocation different from that contained in this Section 2.9, Seller and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

      Section 2.10. Third Party Consents. To the extent that Seller's rights under any Assumed Contract, or with respect to any Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible after the Closing, but Seller shall not be obligated to pay any amounts to such Person to obtain such consent. Until any such consent shall be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights with respect to the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

      Section 2.11. Further Assurances, Etc. Seller shall, at any time and from time to time after the Closing, upon the request of Purchaser and at the expense of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Purchaser, or for aiding and assisting in the collection, or reducing to possession by Purchaser, of the Assets, or to vest in Purchaser good and marketable title to the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

              III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      The obligation of Purchaser under this Agreement to consummate the purchase of the Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the satisfaction of Purchaser (any of which may be waived in writing in whole or in part by Purchaser):

      Section 3.1. Representations and Warranties Accurate. All representations and warranties of Seller contained in this Agreement (including the Schedules hereto), qualified as to materiality shall be true, complete and correct in all respects, and those not so qualified shall be true, complete and correct in all material respects, as of the date when made and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

      Section 3.2. Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller prior to or on the Closing Date.

      Section 3.3. Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to sell the Assets as contemplated hereby.

      Section 3.4. Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of AMT, to the effect that the conditions set forth in Sections 3.1, 3.2, 3.3 and 3.9 (excluding the Real Property) have been satisfied and a certificate, dated as of the Closing Date, signed by an authorized officer of Beaman, to the effect that the conditions set forth in Sections 3.1, 3.2, 3.3 and 3.9 (with respect to the Real Property) have been satisfied.

      Section 3.5. Opinion of Counsel. Purchaser shall have received from Stutzman & Bromberg, counsel to Seller, a written opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 3.5.

      Section 3.6. Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending or threatened before a Governmental Entity to restrain or prohibit the transactions contemplated by this Agreement.

      Section 3.7. Legislation. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay in any material respect the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions or restrict or impair in any material respect the ability of Purchaser to own or conduct the Business as currently conducted.

      Section 3.8. Consents and Approvals. All authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any federal, state or local Governmental Entity or third party (including, without limitation, all parties to each of the Assumed Contracts) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall have been delivered to the Purchaser no later than three (3) days prior to the Closing. No such consent or approval (a)Eshall be conditioned on the modification, cancellation or termination of any Assumed Contract, or (b)Eshall impose on Purchaser any material condition or provision or requirement with respect to the Business or its operation, as currently conducted by Seller, that is more restrictive than or different from the conditions imposed upon such operation prior to Closing, unless Purchaser gives its prior written approval. With respect to any Assumed Contract, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, Seller may satisfy this condition by delivering to Purchaser written documentation setting forth arrangements for the transfer of the economic benefits of such Assumed Contract(s) to Purchaser as of the Closing Date under terms and conditions reasonably acceptable to Purchaser. Notwithstanding anything to the contrary contained in this Section 3.8, if Seller is unable to deliver to Purchaser prior to the Closing Date a consent to the assignment of any of the Assumed Contracts that Purchaser deems to be material to the Business and has listed on Schedule 3.8 hereto (the "Material Assumed Contracts"), then this Section 3.8 shall not be deemed to be satisfied and Purchaser shall have the right to terminate this Agreement in accordance with Section 10.1 hereof.

      Section 3.9. No Material Adverse Change. There shall have been no material adverse change in the condition of the Assets or the operations of the Business from the date hereof to the Closing Date.

      Section 3.10. Governmental Licenses. Purchaser shall have obtained from all applicable Governmental Entities all approvals, authorizations, permits, licenses and consents necessary to conduct the Business as conducted on the date hereof (the "Licenses").

      Section 3.11. Closing Matters. All proceedings to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

      Section 3.12. Instruments of Transfer, Conveyance and Assignment. Purchaser shall have received a duly executed Bill of Sale and such other instruments of transfer, conveyance and assignment as are reasonably required to effect the sale, transfer, conveyance and assignment of the Assets to Purchaser in accordance herewith.

      Section 3.13. Title. (a) Purchaser shall have obtained a commitment for the issuance of a standard ALTA fee owner's title insurance policy, in an amount of coverage equal to the allocated value of the Real Property and all improvements thereon, from a nationally recognized title insurance company qualified to conduct title insurance business in the State of North Carolina (the "Title Company"), insuring that title to each parcel of the Real Property and improvements thereon shall be free and clear of all liens, assessments, restrictions, encumbrances, easements, leases, tenancies, claims or rights of use or possession and other title objections, except for (i) the standard exceptions normally contained in the ALTA owner's title insurance policy and any exceptions that are standard in the State of North Carolina, (ii) building and zoning laws, ordinances, state and federal regulations, (iii) restrictions of record relating to use or improvement of the premises without effective forfeiture provisions, and (iv) utility and other easements that do not materially adversely affect the intended use or the value of the Real Property in its current use (collectively, the "Permitted Exceptions"); provided, however, that Seller, at Purchaser's request, shall provide such affidavits to the Title Company or take such other actions as may be reasonably requested that would enable the Title Company to remove any of such standard exceptions. Purchaser shall also have obtained surveys of the Real Property made by a registered land surveyor bearing a certificate addressed to Purchaser and Purchaser's title insurance company, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no encumbrances except as shown, and complying with the minimum detail requirements for land title surveys as adopted by the Land Title Association. Purchaser shall pay all premiums and other expenses relating to such surveys and title insurance policy commitment including, without limitation, the title insurance premium.

            (b) Seller shall have the right, but not the obligation, to remove any title exception ("Title Exception") which is not a Permitted Exception if so requested by Purchaser. In the event of Seller's election to take action to remove such Title Exception, Seller shall be entitled to one adjournment of the Closing Date for a period not to exceed sixty (60) days or such longer period as may be reasonably needed to cure such Title Exceptions, and such Closing Date shall be adjourned to such date as may be specified by Seller. If (i) for any reason whatsoever Seller shall not have succeeded in removing such Title Exceptions at the expiration of such adjourned period, or (ii) at such time prior thereto as Seller determines that it will not be able to satisfy the same,

Seller shall give Purchaser written notice thereof and Purchaser shall have five
(5) business days from the expiration of such adjourned period or the receipt of such notice, as the case may be, to elect by written notice to Seller to purchase the Real Property subject to such Title Exceptions without abatement or reduction of the Purchase Price or any other liability of Seller. If Purchaser fails to make such election or shall otherwise be unwilling to waive the same and to close this transaction without abatement of the Purchase Price or allowance of any kind, this Agreement shall be and be deemed to be terminated in accordance with Section 10.1(d), and Seller shall reimburse Purchaser for all out of pocket expenses incurred by Purchaser in connection with the transactions contemplated hereby. Nothing herein contained shall obligate Seller to bring any action or proceeding or otherwise incur any expense in order to cure or remedy any defect in title.

      If on the Closing Date there may be any liens or encumbrances which Seller is obligated to pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any portion of the Fixed Payment to satisfy the same, provided (i) Seller shall deliver to Purchaser on the Closing Date instruments in recordable form and sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments or (ii) Seller, having made arrangements with the Title Company, shall deposit with the Title Company sufficient monies to insure the obtaining and the recording of such satisfaction(s) and removal of said liens or encumbrances as exceptions to the coverage of the policy of insurance issued by the Title Company. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

            (c) The acceptance of the deeds by Purchaser shall be deemed to be full performance and discharge of every agreement and obligation on the part of the Beaman to be performed herein pursuant to the terms of this Agreement with respect to the Real Property, except as to those which are specifically stated herein to survive the Closing, and except that nothing herein is intended to limit any obligation of Seller hereunder which is to be performed in whole or in part after the Closing.

      Section 3.14. Lender Approval. Purchaser shall have received the written approval of the senior lender(s) of American Buildings Company, Purchaser's parent company, authorizing Purchaser to consummate this Agreement and the transactions contemplated hereby. Purchaser agrees to use its reasonable best efforts to obtain such consent and to keep Seller informed with respect to the status of obtaining such consent.

      Section 3.15.   [Deleted]

      Section 3.16. Accounts Payable Aging Report. Seller shall have delivered to Purchaser an Accounts Payable Aging Report that is dated the Closing Date and certified as true and correct by the Chief Financial Officer of Seller which lists the Trade Payables as of the Closing Date.

      Section 3.17. Delivery of Secretary's Certificate. AMT shall have delivered to Purchaser a certificate of its Secretary with attached to such certificate (i) a copy of the Articles of Organization and Operating Agreement of AMT, (ii) a certified copy of a Certificate of Existence issued by the Secretary of State of Texas and the Secretary of State of North Carolina, dated no earlier than three (3) days before the Closing Date, and (iii) a certified copy of a Certificate of Tax Good Standing issued by the Secretary of State of Texas and the Secretary of State of North Carolina, dated no earlier than three
(3) days before the Closing Date. Beaman shall have delivered to Purchaser a certificate of its Secretary with attached to such certificate (i) a copy of the Articles of Incorporation and Bylaws of Beaman, (ii) a certified copy of a Certificate of Existence issued by the Secretary of State of North Carolina, dated no earlier than three (3) days before the Closing Date, and (iii) a certified copy of a Certificate of Tax Good Standing issued by the Secretary of State of North Carolina, dated no earlier than three (3) days before the Closing Date.

      Section 3.18. Account Receivable Schedule. Seller shall have delivered to Purchaser a schedule of all notes and accounts receivable of Seller which have arisen in the ordinary course of the Business (the "Accounts Receivable"), together with an aging schedule of such Accounts Receivable, and such schedule shall show that there are Accounts Receivable not more than 30 days past due which aggregate at least the greater of (a) $1.5 million or (b) an amount equal to twice the amount of Trade Payables included on Schedule 8.6.

            IV.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      The obligation of Seller under this Agreement to consummate the sale of the Assets at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Seller:

      Section 4.1. Representations and Warranties Accurate. All representations and warranties of Purchaser contained in this Agreement qualified as to materiality shall be true, complete and correct in all respects, and those not so qualified shall be true, complete and correct in all material respects, as of the date when made and on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

      Section 4.2. Performance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

      Section 4.3. Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser shall have full power and right to acquire the Assets and assume the Assumed Liabilities as contemplated hereby.

      Section 4.4. Certificate. Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of Purchaser, to the effect that the conditions set forth in Sections 4.1, 4.2 and 4.3 have been satisfied.

      Section 4.5. Opinion of Counsel. Seller shall have received from Fulbright & Jaworski L.L.P., counsel to Purchaser, a written opinion, dated the Closing Date, substantially in the form of Exhibit 4.5 hereto.

      Section 4.6. Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a Governmental Entity to restrain or prohibit the transactions contemplated by this Agreement.

      Section 4.7. Delivery of Secretary's Certificate. Purchaser shall have delivered to Seller a certificate of its Secretary with attached to such certificate (i) a copy of the Certificate of Incorporation and Bylaws of Purchaser and (ii) a certified copy of a Certificate of Existence issued by the Secretary of State of Delaware, dated no earlier than three (3) days before the Closing Date.

                   V. REPRESENTATIONS AND WARRANTIES OF SELLER

      AMT and Beaman jointly and severally represent, warrant and agree that:

      Section 5.1. Organization and Qualification/Ownership of Seller. (i)EAMT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority and all material licenses and permits necessary to conduct the Business as presently conducted, and to own, lease and operate the properties and assets owned, leased or operated by it and used in connection therewith. Beaman is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all requisite corporate power and authority and all material licenses and permits necessary to own the Real Property. AMT is qualified as a foreign corporation in each jurisdiction required to conduct the Business as presently conducted or to own, lease or operate the Assets which are owned, leased or operated by it, all of which jurisdictions are listed in Schedule 5.1 hereto. Beaman is not qualified as a foreign corporation in any jurisdiction, and Beaman is not required to qualify or otherwise be authorized to do business as a foreign corporation in any jurisdiction. Seller has not knowingly taken any action, or failed to take any action, which action or failure will preclude or prevent Purchaser from conducting the Business substantially in the same manner in which Seller has heretofore conducted the same.

      Section 5.2. Due Authorization. (a) Seller has all requisite corporate power and authority to execute and deliver this Agreement, and all other agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, and the other documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and this Agreement is, and each other agreement contemplated hereby to which Seller is a party will be, upon execution and delivery thereof by Seller, a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

            (b) Seller has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Assets to Purchaser (subject to any consents or waivers of third parties required in connection with such sale, conveyance, assignment, transfer and delivery of the Assets or any part thereof, all of which consent(s) or waiver(s) have been duly obtained by Seller, or have not been duly obtained and are set forth in Schedule 5.3), and the instruments of transfer, conveyance and assignment to be executed and delivered by Seller to Purchaser at the Closing will be, upon execution and delivery thereof, valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Purchaser all right, title and interest of Seller in and to the Assets, and, except for the permits and registrations set forth in Schedule 5.3, sufficient to vest in Purchaser the full right, power and authority to conduct the Business as currently conducted.

      Section 5.3. No Conflict. Except as set forth in Schedule 5.3, neither the execution and delivery by Seller of this Agreement, the Bill of Sale or the Warranty Deed or any of the other documents contemplated hereby nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, in any material respect,
(i) the Articles of Organization and Operating Agreement of AMT, (ii) the Articles of Incorporation or Bylaws of Beaman, (iii) any law, statute, rule, regulation, order, judgment, decree, writ or injunction applicable to Seller, any of the Assets or the Business, or (iv) any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, contract or agreement to which Seller is a party or by which Seller (or any of the Assets) is subject or bound; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; (d) require Seller or, to the best of Seller's knowledge, Purchaser to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person; or (e) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to Seller or the Business. No authorization, consent or approval by, or waiver from, or notification of or filing with, any Governmental Entity or approval or consent of any other Person is required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement, the Bill of Sale, the Warranty Deed or the other documents contemplated hereby or thereby or the consummation by Seller of the transactions contemplated hereby and thereby, except as set forth in Schedule 5.3 and except for such authorizations, consents, approvals, waivers, notifications or filings, the failure of which to obtain or make will not have a material adverse effect on the Business or Seller's ability to consummate the transactions contemplated hereby and thereby.

      Section 5.4. Equity Investments. AMT does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity which conducts a business constituting any portion or aspect of the Business except for Beaman. Beaman does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity which conducts a business constituting any portion or aspect of the Business.

      Section 5.5. Title to Properties. Seller has good and valid title to, or valid and subsisting leasehold interests in or valid licenses to use, all of its properties and assets, real, personal and mixed, included in the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable, and (ii) liens disclosed on Schedule 5.5 hereto ("Permitted Liens"). None of the Assets are owned, leased or used by any Person other than Seller.

      Section 5.6. Real Property; Encumbrances. (a) Seller has not transferred any air rights or development rights relating to the Real Property. Except as set forth on Schedule 5.6, there are no outstanding contracts made by Seller for any improvements to the Real Property which have not been fully paid for. At the Closing, Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Real Property prior to the time of Closing.

            (b) Except as set forth on Schedule 5.6, and except for those matters which would be revealed by a reasonably diligent visual inspection (which Seller and Purchaser agree Purchaser has conducted), all buildings, structures, improvements, fixtures, facilities, equipment, all components of all buildings, structures and other improvements included within the Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items of tangible property and assets included in the Assets are, in the aggregate, in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business, and conform in all material respects to all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions of every Governmental Entity having jurisdiction over any of the Real Property or the Business, and every instrumentality or agency thereof (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped) (collectively, "Laws"). Except as set forth on Schedule 5.6, there are no unsatisfied requests for any repairs, restorations or improvements to the Real Property from any Person, including without limitation any Governmental Entity, there are no ongoing material repairs to the Real Property being made by or on behalf of Seller, and no maintenance or repair to the Real Property has knowingly been deferred. No person other than Seller owns any equipment or other tangible assets or properties situated on the Real Property or necessary to the operation of the Business, except for leased or licensed items and the Rally Buildings disclosed in Schedule 5.6 hereto. Except as set forth in Schedule 5.6 and except for those matters which would be revealed by a reasonably diligent visual inspection (which Seller and Purchaser agree Purchaser has conducted), the walls, roof and subterranean portions, if any, of the improvements on the Real Property presently are, and as of the Closing will be, sound and watertight and presently there is, and as of the Closing there will be, no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions which would impair Purchaser's beneficial use of the Real Property.

            (c) Except as set forth on Schedule 5.6, the construction, use and operation of the Real Property by Seller is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, Purchaser shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of the Business in the manner it was conducted by Seller without dependence on the granting of any special permit, exception, approval or variance. Seller has not received any notice of any violation (or claimed violation) of or investigation regarding any Laws which has not been remedied or cured.

            (d) Except as set forth on Schedule 5.6, none of the buildings, structures and other improvements located on the Real Property, the appurtenances thereto or the equipment therein or the operation or maintenance thereof by the Seller in the conduct of the Business violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other encumbrance or restriction affecting such Real Property in any manner which would have a material adverse effect on the ability of Purchaser to use such buildings, structures, improvements, appurtenances or equipment or to conduct the Business, nor does any building or structure of any third party encroach upon the Real Property or any easement or right of way benefitting the Real Property. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business do not constitute a nonconforming use under any Law.

            (e) Except as set forth on Schedule 5.6, Seller has not received notice of, or otherwise has knowledge of, any condemnation, fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings, either instituted and currently pending or planned to be instituted, nor has Seller received notice of any special assessment proceedings affecting any of the Real Property.

            (f) Except as set forth on Schedule 5.6 hereto, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of Business and to permit full compliance in all material respects with the requirement of all Laws and normal usage of the Real Property. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

            (g) All licenses, permits, certificates, easements and rights of way, including proof of dedication, required from all Governmental Entities having jurisdiction over the Real Property for the use and operation of the Real Property in the conduct of the Business and to ensure vehicular and pedestrian ingress to and egress from the Real Property have been obtained, except such thereof which, if not obtained, would not have a material adverse effect on the ability of the Purchaser to use and operate the Real Property and conduct the Business.

            (h) Seller has not received written notice and has no knowledge of any pending or threatened condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

            (i) Except as set forth on Schedule 5.6, no portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition in all material respects.

            (j) Except as set forth on Schedule 5.6, there are no encroachments or other facts or conditions affecting the Real Property that would be revealed by an accurate survey thereof which would, individually or in the aggregate, (i) interfere in any material respect with the use, occupancy or operation thereof as used, occupied and operated in the conduct of the Business or (ii) interfere in any material respect with receiving a title insurance policy. Seller has delivered to Purchaser true, correct and complete title policies and surveys in its possession with respect to the Real Property. Except as set forth on
Schedule 5.6, no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement burdening the Real Property.

            (k) Seller does not lease any real property in connection with the conduct of the Business.

            (l) Except as set forth in Schedule 5.6, Seller does not owe any money to any architect, contractor, engineer, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with any Real Property. There is no work being done at, or materials being supplied to, any parcel of Real Property on the date hereof other than routine maintenance projects having an aggregate cost through completion of not more than $25,000.

      Section 5.7. Environmental Matters. (a) Seller has obtained all permits, licenses and other authorizations which are required to conduct the Business under all Federal, state, county and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, concessions, grants, franchises, agreements or governmental restrictions relating to the environment or the general treatment, storage, recycling, transportation, release or disposal of any materials into the environment (collectively, "Environmental Laws"). The Business is in compliance (i) with the terms and conditions of all such permits, licenses and authorizations and (ii) with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it in connection with the conduct of the Business or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. In addition, except as set forth on Schedule 5.7, (i) no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of Seller's knowledge, threatened by any Federal, regional, state, county or local government or any executive, legislative, judicial, regulatory or administrative entity, or other Governmental Entity with respect to any alleged failure by Seller to have any permit, license or authorization required in connection with the conduct of the Business or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release") of any hazardous substance, waste or material regulated under Environmental Laws or other Hazardous Materials generated by Seller in the conduct of the Business. For the purposes of this Agreement, "Hazardous Materials" shall mean substances defined as "hazardous substances", "toxic substances" or "hazardous wastes" in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Federal Hazardous Materials Transportation Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; oil and underground storage tanks; asbestos and material containing asbestos; those substances defined as "hazardous wastes", "hazardous materials" or "hazardous substances" under the laws of the State of North Carolina; and as such substances are defined under the regulations adopted and publications promulgated pursuant to said laws.

            (b) Except as set forth on Schedule 5.7, Seller has not handled any Hazardous Material on any property now owned or leased by Seller with respect to the Business; and to the best of Seller's knowledge:

                  (i) no PCB is or has been present at any property now owned or leased by Seller with respect to the Business;

                  (ii) no asbestos is or has been present at any property now owned or leased by Seller with respect to the Business;

                  (iii) there are no underground storage tanks for Hazardous
            Materials, active or abandoned, at any property now owned or leased by Seller with respect to the Business;

                  (iv) no Hazardous Materials have been released by Seller, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now owned or leased by Seller with respect to the Business; and

                  (v) no Hazardous Materials have been otherwise released by
            Seller at, on or under any property now owned or leased by Seller with respect to the Business, and no Hazardous Materials have ever been released at, on or under any property adjoining any property now or previously owned or leased by Seller with respect to the Business.

            (c) Except as set forth on Schedule 5.7, Seller has not transported or arranged for the transportation of any Hazardous Materials generated by Seller in the conduct of the Business to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") by the Environmental Protection Agency or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to claims against Seller for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

            (d) No Hazardous Material generated by Seller in the conduct of the Business has been recycled, treated, stored, disposed of or released by Seller at any location(s) other than those listed in Schedule 5.7 attached hereto.

            (e) Except as set forth as Schedule 5.7, no written or, to the best of Seller's knowledge, oral notification of a Release of a Hazardous Material has been filed by or on behalf of Seller with any Governmental Entity with respect to the Business and no property now or previously owned or, to the best of Seller's knowledge, leased by Seller with respect to the Business is listed or, to the best of Seller's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

            (f) Except as set forth as Schedule 5.7, there are no encumbrances in favor of any Governmental Entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such Governmental Entity in response to a Release or threatened Release of Hazardous Waste or any toxic waste, substance or constituent or other substance into the environment (collectively, "Environmental Encumbrances") arising under or pursuant to any Environmental Laws, and, to the best of Seller's knowledge, no governmental actions have been taken or are in process which could reasonably be anticipated to subject the Business to such Environmental Encumbrances.

      Section 5.8. Financial Statements and Related Matters. (a) Attached hereto as Schedule 5.8 are the unaudited balance sheets of Seller as of May 31, 1996 and September 30, 1996 (the "Interim Balance Sheet Date") and the unaudited income statements of Seller for the year ended May 31, 1996 and the four-month period ended on the Interim Balance Sheet Date (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements, are true, correct and complete in all material respects in accordance with generally accepted accounting principles, are in accordance with the books and records of Seller, and present fairly, in accordance with generally accepted accounting principles consistently applied, the financial position of Seller on the dates as of which such statements are presented and the results of operations of Seller for each of the periods covered by such statements, subject to normal audit adjustments and the absence of footnotes normally associated with audited financial statements. The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business of the Seller except as expressly specified therein. The balance sheet dated as of September 30, 1996 included in the Financial Statements is sometimes referred to herein as the "Interim Balance Sheet".

            (b) The inventory of the Business consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, except as set forth on Schedule 5.8.

            (c) All properties and tangible assets reflected in the Interim Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein.

            (d) The books, records, and accounts of Seller accurately and fairly reflect, in reasonable detail, the transactions and their assets and liabilities. Neither Seller nor any of its Affiliates has engaged in any transaction with respect to the

Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

      Section 5.9. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.9, Seller has no liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

            (a) those liabilities or obligations set forth on the Interim Balance Sheet (or liabilities or obligations which arose in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit) but are not required under generally accepted accounting principles to be disclosed on the Interim Balance Sheet) and not heretofore paid or discharged;

            (b) those liabilities or obligations arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on any Schedule hereto; and

            (c) those liabilities or obligations incurred, consistent with past business practice, in or as a result of the normal and ordinary course of the Business since the Interim Balance Sheet Date.

      Section 5.10. Absence of Certain Changes or Events. Except as set forth on Schedule 5.10, since the Interim Balance Sheet Date, Seller has not:

            (a) suffered any material adverse change in its condition (financial or otherwise), the Assets, the Business or the results of operations or prospects of the Business, and, to the knowledge of Seller, no fact or condition exists or is contemplated or threatened which could reasonably be anticipated to cause such a change in the future other than a result of changes which affect the economy generally;

            (b) suffered any damage, destruction or casualty loss, whether covered by insurance or not, which could materially and adversely affect the Assets, the Business or the results of operations or financial condition of the Business;

            (c) except in the ordinary course of business and consistent with past practice, increased the compensation payable to, or entered into any employment, bonus or compensation agreement with, any employees or consultants;

            (d) incurred any obligation or liability (absolute or contingent) in excess of $25,000, except liabilities and obligations incurred in the ordinary course of the Business and obligations under contracts entered into in the ordinary course of the Business;

            (e) made or suffered any amendment or termination of any Assumed Contract;

            (f) sold, transferred or otherwise disposed of any assets or properties which, if the Closing had occurred on the date hereof, would have been included in the Assets, or entered into any agreement or commitment therefor, other than sales, transfers or other dispositions, or agreements or commitments therefor, entered into in the ordinary course of business and consistent with past practice;

            (g) received written notice of any actual or threatened labor dispute which could have an adverse effect on the conduct of the Business;

            (h) created, incurred, assumed or guaranteed any indebtedness or liability for money borrowed (other than trade payables incurred and leases of equipment entered into in the ordinary course of business), for itself, any Affiliate or others, or any commitment to borrow money, or to become obligated in any manner in respect of borrowed money, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens;

            (i) made any payment, discharge or satisfaction of any claim in connection with the conduct of the Business outside of the ordinary course of business;

            (j) had any write-off in excess of reserves as uncollectible of any accounts or notes receivable of Seller, or any portion thereof, relating to the Business;

            (k) made any amendment, termination or waiver of any rights of the Business having a value in excess of $25,000;

            (l) relating to the Business, made any change in the accounting methods or practices followed by Seller relating to the Business or any change in depreciation or amortization policies or rates theretofore adopted;

            (m) issued or sold any stock, notes, bonds or other securities, or any option to purchase the same, or entered into any agreement with respect thereto; or

            (n) entered into any agreement or commitment outside of the ordinary course of the Business.

      Section 5.11. Insurance. Schedule 5.11 contains a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, medical coverage, workmen's compensation and other forms of insurance held by or applicable to the Business (specifying the insurer, amount of coverage, type of insurance and renewal or expiration date), and any pending claims thereunder. The policies listed on Schedule 5.11 are outstanding and duly in force and all premiums currently due and payable with respect to such policies have been paid. Except as set forth in Schedule 5.11, Seller has no reason to believe that, on the respective renewal dates thereof, any such policy of insurance will be canceled or subject to a material increase in the premium payable thereunder or a material reduction of the coverage provided thereby. Except as set forth in Schedule 5.11, Seller has not, during the past three fiscal years, been denied or had revoked or rescinded any policy of insurance or made a claim in excess of $10,000 in resect of any such agreements or policies. Seller has heretofore made available to Purchaser true and correct copies of all policies set forth in Schedule 5.11.

      Section 5.12. Contracts, Obligations and Commitments. In connection with the Assets and the operation of the Business, Seller has no existing contract, obligation, commitment, agreement or other instrument (written or oral) of any nature including, without limitation, the following, except as set forth on
Schedule 5.12 hereto:

            (a) contracts or commitments for the employment or severance of any employee or consultant or any other type of contract or understanding with any current employee or consultant;

            (b) profit-sharing, bonus, stock option, stock purchase, pension, retirement, disability, medical coverage, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former employee or consultant;

            (c) loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Assets or any agreement or instrument evidencing any guaranty by Seller of payment or performance by any other person;

            (d) agreements with any labor union or collective bargaining organization or other labor agreements;

            (e) any contract or series of contracts with the same person for the furnishing or purchase of equipment, goods or services;

            (f) any contract or commitment for capital expenditures in excess of $25,000 in the aggregate;

            (g) any agreement or arrangement for the sale of any assets, properties or rights requiring the consent of any party to the transfer and assignment of such assets, properties and rights;

            (h) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Seller is a party or by which it is bound;

            (i) any lease under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

            (j) any contract, commitment or arrangement not made in the ordinary course of business; or

            (k) any agreements with the federal government or any state or local government or any agency thereof.

For purposes hereof, each purchase order, contract, agreement, arrangement, plan, lease or similar instrument listed in clauses (e) and (i) of Schedule 5.12 and each other contract, agreement, arrangement, plan, lease or similar instrument listed in Schedule 5.12 and designated as an Assumed Contract are collectively referred to herein as the "Assumed Contracts." Except as set forth on Schedule 5.12, each Assumed Contract is a valid and binding obligation of Seller and, to the best of Seller's knowledge, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Assumed Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof; provided, however, that Seller shall not terminate any Material Assumed Contract after the date hereof without the prior written consent of Purchaser), and, to the best of Seller's knowledge, neither Seller nor any other party thereto has breached any material provision of, nor, to the best of Seller's knowledge, is in default in any material respect under the terms of (and, to the best of Seller's knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms of), any of the Assumed Contracts. Except as set forth in Schedule 5.12 hereto, each of the Assumed Contracts is validly assignable to the Purchaser without the consent of any other party thereto so that, after the assignment thereof to the Purchaser pursuant to this Agreement, the Purchaser will be entitled to the full economic and other benefits thereof. Seller shall give Purchaser prompt written notice of each Assumed Contract which is terminated after the date hereof. Seller has heretofore made available to Purchaser copies of all Assumed Contracts.

      Section 5.13. Litigation. Except as set forth on Schedule 5.13, (a) neither Seller, nor any current director, manager, officer, or employee of Seller, is a party to any pending or threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal related to the Business, nor does Seller know, after due inquiry, of any basis therefor, (i) arising in connection with the conduct by Seller of the Business, (ii) to restrain, prohibit or invalidate, or to obtain damages or other relief from Seller, or any of its current officers, directors, managers or employees, or equitable or other relief in respect of this Agreement or the transactions contemplated hereby, (iii) which arises out of any contract, agreement, letter of intent or arrangement alleged to have been entered into or agreed to by Seller and which conflicts with this Agreement or the transactions contemplated hereby, or gives rise to a claim or right of any kind of any person as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iv) which, if successful, could adversely affect the right of Purchaser after the Closing Date to own any of the Assets or to conduct the Business as currently conducted, or (v) to suspend, revoke, annul, limit, terminate, amend or modify any permit, license, consent, qualification, authorization or approval applicable to the Business as currently conducted; and (b) Seller is not a party or subject to any order, ruling, judgment, decree or stipulation which affects the Business, or which would prevent the transactions contemplated by this Agreement. To the best of Seller's knowledge after due inquiry, except as set forth on Schedule 5.13, no facts exist, and no investigation has been instituted by any Governmental Entity, which might result in any such action or proceeding. True, correct and complete copies of all pleadings and correspondence relating to each matter set forth on Schedule 5.13 have previously been delivered to Purchaser.

      Section 5.14. Compliance with Law. The Business has been conducted, and is now being conducted, in compliance with all applicable laws, rules, regulations and court or administrative orders and processes (including, without limitation, any that relate to consumer protection, health and safety, products and services, proprietary rights, anti-competitive practices, collective bargaining, ERISA, equal opportunity, improper payments and environmental regulation). Seller, and its current officers, directors and managers and the Employees, (i) are not, and during the past two years were not, in violation of, or not in compliance with, all such applicable laws, rules, regulations, orders and processes with respect to their conduct of the Business; (ii) have not received any notice from any Governmental Entity and, to the best of Seller's knowledge after due inquiry of its current officers, directors and managers and the Employees, none is threatened, alleging that Seller has violated, or not complied with, any of the above; and (iii) are not a party to any agreement or instrument, or subject to any judgment, order, writ, rule, regulation, code or ordinance which could adversely affect the Business.

      Section 5.15. Licenses; Registrations; Permits; Etc. Seller now has and, in a manner consistent with good business practices, will maintain in effect through the Closing Date all Licenses necessary to carry on, as currently conducted, the Business, which necessary Licenses are set forth on Schedule 5.15 hereto, and true, complete and correct copies of which Licenses have been made available to Purchaser. All such Licenses are in full force and effect as of the date hereof and, to the best of Seller's knowledge, no suspension or cancellation of any of them is threatened. Seller has complied in all material respects and will comply in all material respects with all terms of such Licenses and will take any and all actions necessary to ensure that all such Licenses remain in full force and effect and that the terms of such Licenses are not violated in any material respect through the Closing Date. To the best of Seller's knowledge, it is not in default in any material respect under any of such Licenses which default would result in the forfeiture of any such License necessary to carry on the Business as currently conducted and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder the effect of which would result in a forfeiture thereof. Except as set forth in Schedule 5.15, all of such Licenses can be transferred to Purchaser.

      Section 5.16. Labor Matters. Except as set forth on Schedule 5.16, there are not in existence or, to the best of Seller's knowledge, threatened any (a) work stoppages or material labor disputes respecting Employees; (b) unfair labor practice complaints against Seller in respect of Employees; or (c) any material grievance between Seller and its Employees. Except as set forth on Schedule 5.16, Seller is not delinquent in payments to any Employee for any wages, salaries, commissions, bonuses or other compensation for services performed by them prior to the date hereof or for amounts required to be reimbursed to such Employee, other than compensation to be paid at the end of the payroll period ending after the date hereof. Seller is in compliance in all material respects with all federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. No representation question exists respecting the Employees nor, to the best of Seller's knowledge, has any application been filed, submitted or initiated with respect to the certification or recognition of the Employees as a collective bargaining unit, and no collective bargaining agreement is currently being negotiated by Seller with respect to the Employees. True and complete copies of the current written personnel policies, employee manuals and/or employee handbooks of Seller used in the Business have been made available to Purchaser.

      Section 5.17. Personnel; Employee Plans. Schedule 5.17 comprises a complete and correct list of (i) the names, titles, and current annual salary rates (as of November 15, 1996) and all other compensation and fringe benefits of each of the Employees or consultants of Seller who is engaged in the conduct of the Business, (ii) the amount of accrued bonuses, vacation, earned time, sick leave, maternity leave and other leave for such personnel as of November 15, 1996 and (iii) the persons who are currently on the Seller's payroll but not actively engaged in the conduct of the Business, indicating such persons. The Seller has not instituted any "freeze" of, or deferred or delayed the grant of, any cost-of-living or other salary adjustments for any of the Employees. With respect to each Employee hired after November 6, 1996, a copy of the Form I-9 completed pursuant to the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder, has been made available to Purchaser. Except as set forth on Schedule 5.17, there are no employee benefit plans, contracts or arrangements of any type (including, without limitation, employee benefit plans described in Section 3(3) of ERISA and insurance, stock option, bonus, severance, incentive or other compensatory plans, contracts or arrangements which are not so described) which cover any current or former Employee or under which the Seller has or in the future may have, directly, or indirectly through any other person, firm or entity which is aggregated with the Seller under Section 414 of the Code (an "ERISA Affiliate"), any liability with respect to any current or former Employee or an ERISA Affiliate (each of which employee benefit plans, contracts and arrangements is herein referred to as an "Employee Plan"). With respect to each Employee Plan, Seller has made available to Purchaser correct and complete copies of the plan documents and agreements, as well as related trust agreements, insurance contracts, collective bargaining agreements and amendments of same. There are no pending claims against any Employee Plan (other than for benefits in accordance with its terms), nor has Seller received any written threat of a claim by any participant thereof or beneficiary thereunder. Without limiting the generality of the foregoing, all Employee Plans are in compliance in all material respects with all applicable reporting, disclosure, filing and other administrative requirements pertaining to employee benefit plans set forth in the Code and ERISA and rules and regulations promulgated under either. Except as set forth on Schedule 5.17, neither Seller nor any ERISA Affiliate is or was at any time obligated to contribute to or is or was otherwise a party or subject to any employee pension benefit plan which is or was a pension plan covered by Title IV of ERISA, including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA. With respect to each Employee Plan which is an "employee benefit plan" within the meaning of Section 3(3) of ERISA or which is a "plan" within the meaning of
Section 4975(e) of the Code, there has occurred no transaction which is prohibited by Section 406 of ERISA or which constitutes a "prohibited transaction" under Section 4975(c) of the Code and with respect to which a prohibited transaction exemption has not been granted and is not currently in effect.

      Section 5.18. Intellectual Property. Except as set forth on Schedule 5.18, Seller owns or is licensed or otherwise has the right to use all Intellectual Property necessary to permit Purchaser to carry on the Business as currently conducted by Seller. All licenses, if any, of Seller to use all Intellectual Property necessary to permit Purchaser to carry on the Business as currently conducted by Seller are in full force and effect and neither the Seller nor, to the best of Seller's knowledge, any of the other parties to such licenses are in breach in any material respect of any provision of, or in default in any material respect under any of the terms of, such licenses. Except as set forth on Schedule 5.18, Seller does not pay royalties to anyone for use of the Intellectual Property. Except as set forth on Schedule 5.18, Seller has not granted or otherwise transferred to any person any license or other right to use any of the Intellectual Property necessary to permit Purchaser to carry on the Business as currently conducted, whether requiring the payment of royalties or not. To the best of Seller's knowledge, no person is infringing upon, or is in violation of, any of Seller's Intellectual Property or rights thereto, except as set forth on Schedule 5.18. Except as set forth on Schedule 5.18, subsequent to the Closing, Seller shall not own or have the right to use any Intellectual Property which has been utilized in the Business. Schedule 5.18 sets forth all patents, trademarks, copyrights and service marks and applications for patents, trademarks, copyrights and service marks owned by or licensed to Seller for use in the Business and whether or not Seller has the exclusive right to use all such patents, trademarks, copyrights and service marks. To the best of Seller's knowledge, no product or service marketed or sold by Seller which utilizes any of the Intellectual Property violates or infringes any rights of another party, except as set forth on Schedule 5.18. There is no pending or, to the best of Seller's knowledge, threatened claim or litigation against Seller contesting the right to use its Intellectual Property in the conduct of the Business, asserting the misuse of any thereof or asserting that Seller has violated or infringed the rights of another party. This Agreement and the transactions contemplated hereby will not in any manner affect Purchaser's rights with respect to, or ability to use, the Intellectual Property necessary to permit Purchaser to carry on the Business as currently conducted, assuming all required consents, if any, to assignment thereof are obtained. Seller shall deliver to Purchaser all documents relating to such Intellectual Property promptly after the date hereof.

      Section 5.19. Property to Operate Business. The Assets constitute, in the aggregate, all the assets and property (other than working capital) necessary for the conduct of the Business as currently conducted. All of the Assets are located at the Real Property, except as set forth on Schedule 5.19. The Bill of Sale, Warranty Deed, assignment(s) of Intellectual Property, agreements, contracts and other arrangements, and other instruments delivered to Purchaser by Seller on the Closing Date will be in form and substance sufficient to vest in the Purchaser good and marketable title to, and all rights necessary to utilize, the Assets, free and clear, except as otherwise permitted by this Agreement, of all liens, mortgages, pledges, encumbrances, charges, restrictions or rights of any other party whatsoever.

      Section 5.20. Related Transactions. Except as set forth in Schedule 5.20, and except for compensation to Employees for services rendered, no current officer or Employee or, to the best of Seller's knowledge former officer or employee, of Seller is, in each case in their individual capacity, presently a party to any material transaction with Seller (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer or Employee).

            Section 5.21. Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

      Section 5.22. Accounts Receivable. All Accounts Receivable have arisen in the ordinary course of the Business and are collectible in the ordinary course of the Business (recognizing Seller's usual experience for uncollectible accounts), in each case in the aggregate recorded amounts thereof, less the applicable reserves with respect thereto reflected on the Accounts Receivable Schedule delivered pursuant to Section 3.18 hereof. Seller has not factored, discounted or agreed to factor or discount any Accounts Receivable, except as set forth on Schedule 5.22. The values at which the Accounts Receivable are carried reflect the accounts receivable valuation policy of Seller that Seller has consistently applied.

      Section 5.23. Product Warranties. Schedule 5.23 sets forth Seller's standard form of product warranties and guarantees with respect to the products sold or leased by the Business. Except as set forth on Schedule 5.23, there are no outstanding claims of any Person against Seller, or to the best of Seller's knowledge any threatened claims, based on any warranty or guarantee or on any contention that products sold or leased in connection with the Business failed to meet quality standards with respect to such products.

      Section 5.24. Taxes. (a) Except as specifically set forth in Schedule 5.24, (i) Seller has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports of all Federal, state, local and foreign income, profits, franchise, unincorporated business, capital, general corporate, sales, use, occupation, property, excise and any and all other taxes (all such taxes, irrespective of the period for which such taxes are payable or attributable, hereinafter referred to as "Taxes") relating to the Assets or the Business that are or were required to be filed by Seller (including any predecessor) with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects, (ii) all Taxes (including interest, additions to tax and penalties thereon together with interest on such additions to tax and penalties) relating to the Assets or the Business that are due from or may be asserted against Seller (including deferred taxes) in respect of or attributable to all periods ending on or before the Closing Date have been fully paid, deposited or adequately provided for on the books and financial statements of Seller or are being contested in good faith by appropriate proceedings, (iii) no issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to in clause (i) which might be determined adversely to Seller and which would have a material adverse effect on the Business, (iv) Seller has not given or been requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes relating to the Business, and (v) no tax liens which have not been satisfied or discharged by payment or concession by the relevant taxing authority or as to which sufficient reserves have not been established on the books and financial statements of Seller and the Business are in force as of the date hereof with respect to any of the assets of Seller and the Business.

            (b) Schedule 5.24 describes all adjustments to the returns and reports of Taxes relating to the Assets or the Business filed, or required to be filed, by Seller and the resulting deficiencies proposed with respect thereto in writing by the relevant taxing authorities which would have a material adverse effect on the Business. To the best of Seller's knowledge, all deficiencies proposed in writing by such taxing authorities which would have a material adverse effect on the Business have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings.

            (c) All Taxes relating to the Assets or the Business that Seller is or was required by law to withhold, to deposit or to collect have been duly withheld, deposited or collected and, to the extent required, have been paid to the relevant taxing authority.

            (d) Seller is not acting as nominee or trustee for any person, corporation, partnership, trust or estate, but is acting solely in its individual capacity.

      Section 5.25. Suppliers and Customers. Schedule 5.25 lists all suppliers and customers of the Business since June 1, 1995. Seller does not have any information which might reasonably indicate that any of the customers or suppliers of the Business listed on Schedule 5.25 intend to cease purchasing from, selling to or dealing with the Business, nor has any information been brought to its attention which might reasonably lead it to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Business or would alter in any material respect such purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby. Seller does not have any information which might reasonably lead it to believe that, (i) any supplier will not be able to fulfill outstanding or currently anticipated purchase orders placed by the Business which, individually or in the aggregate, exceed $25,000, or (ii) any customer will cancel outstanding or currently anticipated purchase orders placed with the Business which, individually or in the aggregate, exceed $50,000.

      Section 5.26. Beaman Corporation. AMT owns all the issued and outstanding capital stock of Beaman Corporation, free and clear of all liens, security interests, pledges, restrictions on transfer and other encumbrances. Except as set forth on Schedule 5.26 hereto, Beaman currently conducts no business, has no assets other than the Real Property, and has no liabilities (direct or indirect, matured or unmatured or absolute, contingent or otherwise).

      Section 5.27. Disclosure. Seller has not failed to disclose to Purchaser any material information adverse to the Assets, liabilities, business, financial condition or results of operations of the Business, and no information furnished by or on behalf of Seller to Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading. All such written information, in whatever form, furnished by Seller to Purchaser was true and correct as of its date and, except as the accuracy thereof is affected by the passage of time, remains true and correct as of the date hereof.

                 VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

      Section 6.1. Organization. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and carry on its business as presently conducted; and Purchaser has all requisite corporate power and authority to enter into this Agreement, the Bill of Sale and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is, or prior to the Closing Date will be, licensed or qualified to transact business in the State of North Carolina.

      Section 6.2. Due Authorization. The execution and delivery by Purchaser of this Agreement, the Bill of Sale and the other documents contemplated hereby, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed by Purchaser, and this Agreement is, and each other document contemplated hereby, when executed and delivered by Purchaser, will be, a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

      Section 6.3. No Conflict. Except as set forth on Schedule 6.3, neither the execution and delivery by Purchaser of this Agreement or any of the other documents contemplated hereby nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, in any material respect, (i) the Certificate of Incorporation or Bylaws of Purchaser, (ii) any law, statute, rule, regulation, order, judgment, decree, writ or injunction applicable to Purchaser or (iii) any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, contract or agreement to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound and which is material; (b) result in the creation of, or give any party the right to create, any lien, charge, option, security interest or other encumbrance upon any property or asset of Purchaser or which would have a material adverse effect on the business of Purchaser; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material agreement or commitment to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound; or (d) require Purchaser to obtain any authorization, consent or approval by, or waiver from, or notification of or filing with, any Governmental Entity, or the approval or consent of any other Person, in connection with the execution, delivery and performance by Purchaser of this Agreement or the other documents contemplated hereby or thereby or the consummation by Purchaser of the transactions contemplated hereby and thereby, except such authorizations, consents, approvals, waivers, notifications or filings, the failure of which to obtain or make will not have a material adverse effect on Purchaser's obligations hereunder and under the other documents contemplated hereby.

      Section 6.4. Disclosure. No representation or warranty by Purchaser in this Agreement or set forth in any document, instrument, certificate or schedule furnished pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading.

                         VII. AGREEMENTS PENDING CLOSING

      Section 7.1. Conduct and Preservation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will cause the Business to be carried on in the ordinary course consistent with past practice. Seller shall not cause or allow to occur any of the events or occurrences described in Section 5.10 hereof. Without limiting the generality of the foregoing, (i) Seller shall use its reasonable best efforts to keep available the services of the present Employees for the Purchaser, to maintain the Business intact and to maintain the relations and goodwill with the Seller's suppliers and customers; (ii) Seller shall comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business or the Assets; (iii) Seller shall not take any action or omit to take any action which act or omission would result in the inaccuracy in any material respect of any of its representations and warranties made in
Article V hereof if such representation or warranty were to be made immediately after the occurrence of such act or omission; and (iv) Seller shall repair and replace the Assets in accordance with the normal and customary requirements of the Business.

      Section 7.2. Access to Information. Between the date of this Agreement and the Closing Date, Seller will (i) permit Purchaser's authorized representatives and financing parties reasonable access, during normal business hours and upon reasonable notice, to all of the books, records, tax returns, reports and other tax related materials, offices and other facilities and properties of the Business; (ii) permit free and full access, during normal business hours and upon reasonable notice, to the work papers of the independent certified public accountants of Seller; (iii) permit Purchaser to make such inspections and copies thereof as Purchaser may reasonably request; and (iv) furnish Purchaser with such additional financial and operating data and other information with respect to the business, operations and properties of the Business as Purchaser may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business.

      Section 7.3. Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions under laws, rules and regulations applicable to it, or to the Business, as may be required for it to consummate the transactions contemplated hereby; (ii) will use its reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary to be obtained by it in order for it so to consummate such transactions; and (iii) will use its reasonable best efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder and to fulfill each closing condition contained in Articles III and IV hereof. Seller and Purchaser will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Purchaser shall use its reasonable efforts to assist Seller in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

      Section 7.4. Public Announcements. Each party hereto will agree in advance prior to the issuance by either of any press release or the making of any public statement (including, without limitation, statements to Employees, customers and suppliers) with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event that either party is required to issue a press release or make such a public statement by law, it will notify the other party of the contents thereof in advance (at least two days to the extent practicable) of the issuance or making thereof and will reasonably consider any comments received thereon.

      Section 7.5. Schedules. Seller shall have the continuing obligation to promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules. No supplement or amendment of the Schedules made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing. Notwithstanding anything in this Section 7.5 to the contrary, Purchaser shall have the right, in accordance with Section 10.1 hereof, to terminate this Agreement in the event that any amendment or supplement to any Schedule in accordance with this Section 7.5 shall, individually or in the aggregate with other amendments or supplements to the Schedules, constitute a material adverse change in the condition or operations of the Assets or the Business after the date hereof.

      Section 7.6. Notice of Developments. Each of Purchaser and Seller shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Articles V or VI above. No disclosure by any party pursuant to this Section 7.6., however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

      Section 7.7. Updated Financial Statements. As soon as available and in any event within 30 days after the end of each month prior to the Closing Date, commencing with October 31, 1996, Seller shall deliver to Purchaser a balance sheet and related statements of operations and cash flows of Seller. All such financial statements shall be covered by and conform to the representations and warranties set forth in Section 5.8 hereof and shall be included in the term "Financial Statements" for purposes of this Agreement.

      Section 7.8. No Shopping. (a) From and after the date hereof until the earlier of (i) November 30, 1996 or (ii) termination of this Agreement, without the express written consent of Purchaser, Seller shall not, directly or indirectly, (i) solicit, initiate discussions or engage in negotiations with any person (whether or not such negotiations are initiated by Seller), other than Purchaser, relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets or otherwise of a majority interest in the Business or the Assets (an "Acquisition Transaction"), (ii) provide information with respect to the Business or any Asset to any person, other than Purchaser, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any person, other than Purchaser, concerning a possible Acquisition Transaction.

            (b) The parties hereto recognize and acknowledge that a breach by Seller of this Section 7.8 will cause irreparable and material loss and damage to Purchaser as to which it will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach. In addition, in the event of a breach of the foregoing which results in the consummation of an Acquisition Transaction, Seller shall promptly pay to Purchaser a breakup fee of $150,000.

            Section 7.9. Rally Buildings. On or before the Closing Date, Seller shall remove the Rally Buildings from the Real Property or Rally's Hamburgers, Inc. shall have entered into an agreement with Purchaser, reasonably satisfactory to Purchaser, regarding the continued storage of the Rally Buildings on the Real Property.

                           VIII. POST-CLOSING MATTERS

      Section 8.1. Hiring of Employees. As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its reasonable best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Business who are employed by Seller (the "Employees") as of the Closing Date, on terms and conditions not substantially less favorable in aggregate than those on which such Employees were employed by Seller immediately prior to the Closing Date. Seller shall assign to Purchaser, and Purchaser shall assume, effective as of the Closing Date, those employment agreements listed on
Schedule 5.17 that Seller has with any of the Employees and that Purchaser has designated as Assumed Contracts. Nothing herein shall obligate Purchaser to retain in its employ from and after the Closing any Employee who accepts Purchaser's offer of employment, except to the extent of any such employment agreements. From and after the date hereof until the Closing, Seller shall continue to pay in the ordinary course of business the salaries and wages and provide the same benefits to its Employees. Notwithstanding anything in this
Section 8.1 to the contrary, Purchaser shall not be obligated to offer employment to any Employee, including any Employee who is party to an employment agreement listed on Schedule 5.17, designated by Purchaser to Seller in writing at least three business days prior to the Closing Date.

      Section 8.2. Use of Name. From and after the Closing Date, Seller will sign such consents and take such other action as Purchaser shall reasonably request in order to permit Purchaser to use the names "American Modular Technologies," "Beaman Corporation" and variants thereof.

      Section 8.3. Non-Competition/Non-Solicitation. Seller agrees that it will not, for a period of three (3)Eyears from the Closing Date, directly or indirectly, (i)Eown or operate any person, firm, corporation, business or other organization or enterprise engaged, directly or indirectly, primarily in the construction of modular buildings, (ii)Esolicit for employment any employee of Purchaser, or (iii)Einterfere with, disrupt or attempt to disrupt the relationship between the Purchaser and any of its respective licensors, licensees, customers or suppliers with respect to the Business. Seller expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provisions of this SectionE8.3 should such enforcement ever become necessary. Seller acknowledges that a remedy at law for any breach or attempted breach of this Section 8.3 will be inadequate and further agrees that any breach of this Section 8.3 will result in irreparable harm to the business of Purchaser; and Seller covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 8.3 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 8.3 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this
Section 8.3. If any provision of this Section 8.3 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this
Section 8.3 but shall be confined in its operation to the provision of this
Section 8.3 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 8.3 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

      Section 8.4. Subrogation of Purchaser. In the event Purchaser shall become liable for or suffer any damage with respect to any matter occurring on or before the Closing Date which was covered by insurance maintained by Seller on or prior to the Closing Date, Seller agrees that Purchaser shall be and hereby is, to the extent permitted under such policies, subrogated to any rights of Seller under such insurance coverage, and, in addition, Seller agrees to promptly remit to Purchaser any insurance proceeds which they may receive on account of any such liability or damage.

      Section 8.5. Payments Received. Except as set forth herein, Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. Notwithstanding anything herein to the contrary and without limiting the foregoing, effective upon the Closing, Seller hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser, or the name of Seller, on behalf of and for the benefit of Purchaser, to collect, at Seller's expense, (i) all items being transferred, conveyed and assigned to Purchaser as provided herein, and
(ii) all Accounts Receivable, to endorse, without recourse, checks, notes and other instruments in the name of Seller, to institute and prosecute, at Seller's expense, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets and the Accounts Receivable, although Purchaser shall have no obligation to do so, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets and the Accounts Receivable, and to do all such acts and things in relation thereto as Purchaser may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller, directly or indirectly, whether by the dissolution of Seller or in any manner or for any reason.

      Section 8.6. Collection of Accounts Receivable/Payment of Trade Payables. Seller hereby constitutes and appoints Purchaser to collect the Accounts Receivable and to use the proceeds thereof to pay the Trade Payables set forth on Schedule 8.6. (the "Specified Trade Payables"). Any direct expenses incurred by Purchaser which have been approved in advance by Seller shall be reimbursed by Seller. All funds received by Purchaser or Seller in respect of the Accounts Receivable shall immediately be transferred to the Account. From time to time Purchaser shall use the proceeds from the Accounts Receivable to pay the Specified Trade Payables. Purchaser shall, in collecting the Accounts Receivable, use the same methods it uses to collect its own receivables. Seller hereby agrees not to take any action to collect any Accounts Receivable without the prior written consent of Purchaser. Following payment in full of the Specified Trade Payables, Purchaser shall promptly deliver to Seller any proceeds from the collection of Accounts Receivable.

            Section 8.7. Payment of Warranty Liabilities. Purchaser shall fulfill each Warranty Liability and be reimbursed from the Warranty Deposit as follows:

            (i) Purchaser shall use reasonable efforts (which shall not require litigation) to first collect any amounts due under warranties from third parties, provided, however, that such amounts are collected by December 31, 1997; and

            (ii) Purchaser shall then be entitled to reimbursement from the Warranty Deposit at a rate equal Purchaser's cost of repair plus 10%, less any amounts collected from third parties.

If any portion of the Warranty Deposit shall remain on December 31, 1997 then such portion of the Warranty Deposit shall be paid to Seller with interest earned thereon on such date, provided, however, that Purchaser shall be entitled to retain in the Account any outstanding claims against the Warranty Deposit on such date. In all instances, funds may only be disbursed from the Warranty Deposit upon the signature of one each of the Seller's Representatives and the Purchaser's Representatives. Purchaser's claims for reimbursement from the Warranty Deposit shall not be disputed by Seller unless Purchaser does not act in good faith. For purposes hereof, the "Seller Representatives" shall be Joseph D. Vecchiolla or Richard Carpenter and the "Purchaser's Representatives" shall be Joseph Grigelevich, Jr. or R. Charles Blackmon, Jr.

      Section 8.8. Payment of Liabilities. Following the Closing Date each of Purchaser and Seller agrees to discharge in accordance with their terms the Assumed Liabilities and the Excluded Liabilities, respectively.

      Section 8.9. Sharing of Data. Purchaser shall have the right following the Closing Date to have reasonable access to those corporate minute books, stock books, tax returns and other corporate records and files of Seller that are retained by Seller pursuant to the terms of this Agreement to the extent any of the foregoing relates to the Business, is necessary in connection with the conduct of the Business or is otherwise needed by Purchaser in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Seller shall have the right following the Closing Date to have reasonable access to those documents and records included in the Assets to the extent any such documents or records are needed by Seller in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Seller, its insurers and their respective attorneys shall have the right following the Closing Date to have reasonable access to, and upon request, Purchaser shall provide Seller with copies of, medical records necessary to defend any litigation to which Seller may become a party.

      Section 8.10. Change in Name. Seller shall have delivered to Purchaser prior to December 6, 1996 (i)Ea certified copy of a Certificate of Amendment to the Certificate of Incorporation or Certificate of Formation, as the case may be, of each of Beaman Corporation and Seller and such other appropriate certifications, pursuant to which Seller has changed the name Beaman Corporation and its name to another name bearing no similarity to the name Beaman Corporation and "American Modular Technologies" and (ii)Ewritten evidence of Seller's abandonment of any similar assumed name(s).

                               IX. INDEMNIFICATION

      Section 9.1. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until March 31, 1998, regardless of any investigation made by Purchaser or Seller or on their respective behalf, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

      Section 9.2. Seller's Indemnity. Subject to the limitations set forth in
Section 9.4 hereof, Seller shall indemnify and hold harmless Purchaser and its successors and assigns at all times after the Closing Date against and in respect of:

            (a) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Purchaser from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument to be furnished to Purchaser hereunder;

            (b) all liabilities and obligations of Seller (other than the Assumed Liabilities) of any kind or nature whatsoever, whether accrued, absolute, fixed, contingent, known or unknown, including without limitation the Excluded Liabilities;

            (c) any and all liabilities arising out of or in connection with (i) any violation of Environmental Laws existing on or in respect of the Real Property on or prior to the Closing Date; (ii)Ethe operation or ownership of the Business on or before the Closing Date; (iii) the handling, storage, treatment or disposal of any Hazardous Materials generated by the Business on or prior to the Closing Date; or (iv)Eany breach by Seller of any representation or warranty contained in SectionE5.7 hereof;

            (d) any loss, damage, cost or penalty incurred by Purchaser as a result of non-compliance by Seller with any applicable bulk transfer or similar law or by virtue of common law, statute or regulation imposing or attempting to impose transferee liability on Purchaser other than with respect to the Assumed Liabilities; and

            (e) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

      This indemnity agreement in this Section 9.2 shall be in addition to any liability which Seller may incur to Purchaser and shall not foreclose any other rights or remedies Purchaser may have to enforce the provisions of this Agreement.

      Section 9.3. Purchaser's Indemnity. Subject to the limitations set forth in Section 9.4 hereof, Purchaser shall indemnify and hold harmless Seller and its successors and assigns at all times after the Closing Date against and in respect of:

            (a) any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting to Seller from any false, misleading or inaccurate representation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement or from any misrepresentation in or any omission from any certificate, list, schedule or other instrument to be furnished to Seller hereunder;

            (b) all Assumed Liabilities;

            (c) any liability or obligation arising out of the operation by Purchaser of the Assets following the Closing Date; and

            (d) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

      This indemnity agreement in this Section 9.3 shall be in addition to any liability which Purchaser may incur to Seller and shall not foreclose any other rights or remedies Seller may have to enforce the provisions of this Agreement.

      Section 9.4. Limitations. Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to indemnification from an Indemnifying Party for a breach of any representation or warranty until the aggregate losses suffered by such Indemnified Party and for which indemnification is available hereunder exceeds $50,000, whereupon the Indemnified Party shall be entitled to claim indemnification for all losses suffered by such Indemnified Party and for which indemnification is available hereunder.

      Section 9.5. Notice and Defense of Claims. Each party entitled to indemnification under this ArticleEIX (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume, at the Indemnifying Party's expense, the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the

Indemnifying Party of its obligations under this Article IX. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

      Section 9.6. Payment/Reimbursement. At the time the amount of any liability on the part of the Indemnifying Party under this ArticleEIX is determined (which in the case of payment to third persons shall be the earlier of (i)Ethe date of such payments or (ii)Ethe date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "Indemnity Claim"), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnity Claim. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnity Claim. For purposes hereof the Indemnity Claim shall include the amounts so paid, or determined to be owing, by the Indemnified Party together with costs and reasonable attorney's fees associated with collecting such Indemnity Claim and interest on the foregoing items at the Prime Rate (as defined in the next paragraph) from the date the Indemnity Claim is due from the Indemnifying Party to the Indemnified Party as hereinabove provided, until the Indemnity Claim shall be paid.

            In addition to its other obligations under this Section 9.6, the Indemnifying Party agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding for which indemnification for attorney's fees and expenses may be required pursuant to this Article IX, it will reimburse the Indemnified Party on a monthly basis for all reasonable legal fees or other out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Indemnifying Party's obligation to indemnify the Indemnifying Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Indemnified Party shall promptly return it to the Indemnifying Party, together with interest determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Citibank, N.A. (the "Prime Rate"). Any such interim reimbursement payments which are not made to the Indemnified Party within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request.

                                 X. TERMINATION

      Section 10.1. Termination Events. Subject to the provisions of Section 10.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

            (a) By either Seller or Purchaser if a material default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties contained in
Article V or VI, as the case may be, and such default cannot be cured and has not been waived;

            (b) By written mutual consent of Seller and Purchaser;

            (c) By either Seller or Purchaser if the Closing shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before November 30, 1996 or such later date as may be agreed upon by the parties;

            (d) By Purchaser, if the conditions set forth in Article III hereof shall not have been met (or shall not, in the reasonable judgment of Purchaser, be capable of being met), and Seller, if the conditions set forth in Article IV hereof shall not have been met (or shall not, in the reasonable judgment of Seller, be capable of being met), in each case by November 30, 1996;

            (e) By Purchaser if (i) Seller gives notice to Purchaser that it will not or cannot remove any Title Exception and (ii) within ten (10) business days after the date such notice is given Purchaser does not waive the requirement that Seller remove such Title Exception; or

            (f) By Purchaser if Seller amends or supplements any Schedule hereto in accordance with Section 7.5 hereof and such amendment or supplement constitutes, individually or in the aggregate with other amendments or supplements to the Schedules, a material adverse change in the condition or operations of the Assets or the Business after the date hereof.

      Section 10.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate and no party shall have any right against the other party hereto, except as set forth in this Section 10.2 and in Sections 3.13, 7.8 and 7.9, and each party shall bear its own costs and expenses, except that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

                                XI. MISCELLANEOUS

      Section 11.1. Expenses. Except as provided in Section 10.2, each party to this Agreement shall pay its own costs and expenses (including all legal and accounting fees incurred by it) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement, whether or not the transactions herein contemplated shall be consummated.

      Section 11.2. Risk of Loss. The risk of loss or damage to any of the Assets, transfer of which is contemplated hereby, shall remain with Seller until the Closing and the Seller shall maintain its insurance policies covering the Assets through the Closing. With respect to the Assets:

      (a) If, prior to the Closing, all or any part of the Assets are destroyed or damaged by fire or the elements or by any other cause, Seller shall within ten (10) days provide written notice thereof to Purchaser and shall also provide Purchaser, together with such notice, copies of all insurance then in force relating to such Assets, whereupon Purchaser may, by written notice to Seller within twenty (20) days after receipt of notice of the occurrence, elect in writing not to purchase such Assets if such damage exceeds $50,000 and if Seller does not agree to repair, restore and replace such Assets to Purchaser's reasonable satisfaction and in compliance with all state licensing requirements and Laws within 60 days of the notice of the casualty delivered to Purchaser. Purchaser's election to so terminate may be exercised, however, if after Seller agrees to so repair, restore and replace, Seller fails to effect such repair, restoration and replacement within such 60 day period. Upon such election, this Agreement shall wholly cease and terminate. If all or any part of the Assets are so destroyed and Seller has not made the required repairs or restoration but this Agreement is not so terminated by Purchaser, this Agreement shall not be affected, but Seller, at the Closing, shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to the policies of insurance insuring against the loss and Seller's interest in sums payable thereunder and Seller shall pay to Purchaser the amount of any deductibles under such insurance policies and any payments theretofore made on account of the destruction or damage.

      (b) In the event of the institution of any proceeding involving the proposed taking by eminent domain or a taking by eminent domain of all or any portion of the Real Property, which Purchaser, in its reasonable discretion deems relevant or which would materially alter the grade, or access to any street or would, in the reasonable judgment of Purchaser, otherwise injure, damage, or decrease the value of the Real Property or adversely affect the ability of Purchaser to conduct the business contemplated by it following the Closing, Purchaser shall have the right and option to elect to cancel and terminate this Agreement by giving Seller notice to such effect within thirty
(30) days after its receipt of written notice of any such occurrence, whereupon this Agreement shall be deemed to be terminated. Seller shall within ten (10) days furnish Purchaser with written notice of any such occurrence and all available data related thereto. Should Purchaser so terminate this Agreement, this Agreement shall cease and terminate. If Purchaser does not so terminate this Agreement, Purchaser shall accept conveyance of the Real Property subject to such proceeding or without the portion of the Real Property taken, and Seller shall thereupon, at the Closing, assign and transfer to Purchaser all of the right, title and interest of Seller, as owner of the Real Property, in and to such proceeding and the proceeds of the award to be made in such proceeding, and turn over to Purchaser the proceeds of any award (or payment made pending the making of the award) already received by Seller.

      Section 11.3. Brokers' and Finders' Fees. Seller shall indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by Purchaser as a result of Seller's dealings, arrangements or agreements with any Person who may be entitled to any brokerage or finder's fee or other commission in respect of the transactions contemplated hereby. Purchaser shall indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by Seller as a result of Purchaser's dealings, arrangements or agreements with any Person who may be entitled to any brokerage or finder's fee or other commission in respect of the transaction contemplated hereby.

      Section 11.4. Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Purchaser.

      Section 11.5. Entire Agreement; Assignment. This Agreement, including the Exhibits and Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter including, without limitation, that certain letter agreement, dated September 19, 1996, between American Building Company, parent company of the Purchaser, and Seller. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned by such party without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

      Section 11.6. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

      Section 11.7. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered mail, return receipt requested, (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy, or (d) one business day after delivered to a nationally recognized overnight courier service marked for overnight delivery, in each case addressed as follows:

      IF TO SELLER:     American Modular Technologies, LLC
                        c/o S.N. Phelps & Co.
                        55 Railroad Avenue
                        Greenwich, Connecticut 06830
                        Attention:  Executive Vice President
                        Telephone:  203-622-4880
                        Telecopy:  203-622-4058

      WITH A COPY TO:   Stutzman & Bromberg
                        2200 Allianz Financial Center
                        2323 Bryan
                        Dallas, Texas 75201
                        Attention: Richard Wallach, Esq.
                        Telephone:  214-969-4400
                        Telecopy:  214-969-4994

      IF TO PURCHASER:  AMT/Beaman Corporation
                        c/o American Buildings Company
                        State Docks Road
                        Eufaula, Alabama 36027
                        Attention: President
                        Telephone:  334-687-2000
                        Telecopy:  334-687-7156

      WITH A COPY TO:   Fulbright & Jaworski L.L.P.
                        666 Fifth Avenue
                        New York, New York 10103
                        Attention:  Paul Jacobs, Esq.
                        Telephone: 212-318-3000
                        Telecopy:  212-752-5958

Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

      Section 11.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

      Section 11.9. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

      Section 11.10. Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

      Section 11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Alabama.

      Section 11.12. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

                            [Signature Page follows]

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

            PURCHASER:        AMT/Beaman Corporation

                                By:_____________________________
                                Name:  R. Charles Blackmon, Jr.
                                Title:  Vice President


            SELLER:     AMERICAN MODULAR TECHNOLOGIES, LLC

                                By:______________________________

                                Name:____________________________

                                Title:___________________________


                        BEAMAN CORPORATION

                                By:______________________________

                                Name:____________________________

                                Title:___________________________